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                                                                    EXHIBIT 99.3

                             [WEBLINK WIRELESS LOGO]
                WEBLINK WIRELESS REACHES AGREEMENT WITH CREDITORS

        Company files amended plan of reorganization - expects to emerge from bankruptcy in September

DALLAS- JULY 15, 2002 -- WebLink Wireless, Inc. (OTC BB: WLNKQ) announced today it has reached an agreement with creditors to restructure the Company's debt. As a result, the Company has filed an amended plan of reorganization and disclosure statement in its chapter 11 proceedings in the United States Bankruptcy Court for the Northern District of Texas. The court has approved the adequacy of the disclosure statement. The Company's secured lenders and the Official Committee of Unsecured Creditors (the Committee) have announced their support of the plan of reorganization and intention to vote in favor of the plan.

Under the plan of reorganization, the Company will emerge from bankruptcy with $40 million in debt. Interest on $20 million will be payable in cash and on the other $20 million will be payable in kind (PIK) by the issuance of additional notes. All of the cash pay notes, 89% of the PIK notes, 2,403,000 shares of common stock of the reorganized Company and an estimated $7 million of cash will be distributed to the Company's secured creditors. The remaining 11% of the PIK notes, 297,000 shares of common stock of the Company and warrants to purchase 12 million shares of common stock will be distributed to the Company's unsecured creditors. The warrants are expected to have an initial exercise price of $13.64 per share, which will be increased by 9% each year. An additional 300,000 shares of common stock of the Company will be issued or reserved for issuance pursuant to a management stock incentive program. The current equity holders of the Company will receive no distributions under the plan of reorganization.

"We are happy to reach this agreement with our creditors," said N. Ross Buckenham, President and CEO of WebLink Wireless. "WebLink has successfully positioned itself as a leader in the wireless data market with strong positive cash flow. This agreement strengthens our balance sheet and supports our commitment to being "best in class" and a leading network operator and supplier to strategic and business wireless data customers. We believe there will be a great demand for wireless data applications and services running over ReFLEX networks, and WebLink is pleased to continue to lead the industry as it evolves."

The Company expects to mail the disclosure statement and ballots to creditors by July 19, 2002. Ballots must be returned by August 16, 2002. The confirmation hearing is scheduled for August 22, 2002 and the Company expects to emerge from bankruptcy in September 2002.

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WebLink/Ch. 11 Plan
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The new, privately held WebLink Wireless will have a new, five- member board of directors. N. Ross Buckenham will be Chairman of the Board in addition to his position as President and Chief Executive Officer. The secured lenders will appoint three directors and one will be appointed by the Committee.

WebLink Wireless, Inc., a leader in the wireless data industry, operates the largest ReFLEX network in the United States. The Dallas-based company provides 2way wireless messaging, wireless email, mobile Internet information, customized wireless business solutions, telemetry and paging to more than 1.3 million business and consumer customers. WebLink Wireless is the preferred wireless data network provider for many of the largest telecommunication companies in the United States who resell services under their own brand names. WebLink's reliable simulcast network covers approximately 90 percent of the U.S. population and, through roaming agreements, extends throughout most of North America. For more information on WebLink Wireless please visit us on the Internet at www.weblinkwireless.com.

This press release contains forward-looking statements. In addition to statements that speak to a time in the future, the words "estimate," "project," "plan," "expect," "believe," "anticipate," "intend" and similar expressions are intended to identify forward-looking statements. Readers are cautioned that such forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 involve risks and uncertainties, and are subject to change based on various important factors. The factors set forth in the Company's filings with the Securities and Exchange Commission), as well as the following factors, could affect the Company's financial performance and could cause actual results to differ materially from those expressed in such forward-looking statements: the effect on the Company's business of operating while in Chapter 11 bankruptcy proceedings; the ability of the Company to continue operating as a going concern and successfully emerge from bankruptcy pursuant to a reorganization plan that provides for the Company to remain substantially intact; economic conditions and consumer confidence generally in the United States; the impact of technological change in the telecommunications industry; the future cost and availability of network infrastructure and subscriber devices; the impact of competition from broadband and narrowband personal communication service providers; pricing pressures on wireless data and paging services; the timely market acceptance of new products and services such as 2way messaging; changes in regulation by the Federal Communications Commission ("FCC") and various state regulatory agencies; and potential technical problems relating to the Company's wireless data network and other business factors. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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Contacts:

Kelly Prentiss                              Lori Burzynski
Vice President of Finance and CFO           Public Relations Manager
214-765-3874                                214-765-3407
kprentiss@weblinkwireless.com               lori.burzynski@weblinkwireless.com